Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 9, 2026, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of FreightCar America, Inc. on Form 10-K for the year ended December 31, 2025. We consent to the incorporation by reference of said report in the Registration Statements of FreightCar America, Inc. on Forms S-3 (File No. 333-259124 and File No. 333-285463) and on Forms S-8 (File Nos. 333-280528, 333-274346, 333-265118, 333-238297, 333-225886, 333-184820, and 333-131981).

/s/ GRANT THORNTON LLP

Chicago, Illinois
March 9, 2026